FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  May 9, 1997.



                          HIGH PLAINS CORPORATION

          (Exact name of registrant as specified in its charter)


Kansas                                                     #1-8680
(State or other jurisdiction of                   (Commission File
incorporation)
Number)



200 W. Douglas                                         #48-0901658
Suite #820                                           (IRS Employer
Wichita, Kansas 67202                          Identification No.)
(Address of prinicipal
exeuctive offices)


                               (316)269-4310
                      (Registrant's telephone number)


Item  5  Other Information

Wichita, Kansas, April 17, 1997 -- High Plains Corporation (NASDAQ: HIPC) today announced the retirement of its Chairman of the Board and President, Stanley E. Larson. Daniel O. Skolness will replace Mr. Larson as Chairman of the Board and Raymond G. Friend was named the Company's President. Mr. Larson will continue as a consultant to the Company for the next three years.

"High Plains wishes to heartily acknowledge the many successes that the Company achieved during Mr. Larson's tenure. He was one of the seven original incorporators in 1980. He assumed the positions of both President and Chairman of the Board in 1985, and the Company grew and prospered under his leadership," said Mr. Friend.

Mr. Skolness has been a Director of High Plains since 1993. He is 47 years old, and is the Chief Financial Officer of Skolness, Inc., a 7,000 acre sugarbeet and corn farming corporation in Glyndon, Minnesota.

Mr. Friend is a Wichita native who started with High Plains in 1985 and has served as Vice President and Chief Financial Officer since 1990. He is 44 years old, and has served two terms as Chairman of the Clean Fuels Development Coalition (CFDC), a national organization formed to promote the commercial development and use of clean alternative fuel sources. He continues to serve as Executive Director of the CFDC.

"The Board is confident in Ray Friend's ability to lead High Plains into the future. There are many challenges and opportunities which lie ahead. He has our full support as we move forward," said Mr. Skolness.

A conference call is being held by High Plains at 4:00 p.m. Eastern Time today. To participate in the call, dial 800-946-0712 approximately 15 minutes prior to its starting time.






Wichita, Kansas, April 17, 1997 -- High Plains Corporation (NASDAQ: HIPC) today announced that its customer which had contracted to purchase ten million gallons of Industrial Grade Ethanol over a one year period has requested cancellation of that contract for reasons of force majeure. According to the customer, governmental action closing the Russian borders to alcohol importing has affected the entire European Industrial Grade market, and resulted in a tightening of U.S. exports.

High Plains' President Raymond Friend commented, "It is unfortunate that the customer has chosen to formally cancel the contract. We were aware that the markets had been affected, but the customer had previously indicated a willingness to keep the contract in force, and to take the product when market conditions improved, and the subjective organoleptic (smell and taste) specifications were met."


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"However, we do have alternative markets for the product we are capable of producing at this time. We currently have customers interested in purchasing at least a portion of this product at prices up to $1.43 per gallon FOB our plant. Although this is less that the $1.70 sale price per gallon ($1.58 FOB our plant) we had initially contracted for, it still represents a greater profit potential than the current fuel grade spot price of $1.10 FOB our plant."

"Additionally, the customer that cancelled the contract has indicated their belief that the market oversupply situation is temporary, and has expressed willingness to consider another purchase agreement when the export market situation improves. We are continuing to adjust our process to attempt to meet this customer's organoleptic standards, and they have requested that we continue to send samples of the product for analysis."

A conference call is being held by High Plains at 4:00 p.m. Eastern Time today. To participate in the call, dial 800-946-0712 approximately 15 minutes prior to its starting time.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   May 9, 1997                           HIGH PLAINS CORPORATION


                                             Raymond G. Friend
                                             President